Exhibit 99.4

June 10, 2020

Special Committee of the Board of Directors
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated April 7, 2020, to the Special Committee of the Board of Directors of Turning Point Brands, Inc. (“TPB”) as Annex C to, and to the references thereto under the headings “Prospectus Summary – Opinion of the Financial Advisor to the TPB Special Committee”, “The Merger – Background of the Merger”, “The Merger Agreement”, and “The Merger – Opinion of the Financial Advisor to the TPB Special Committee” in, the proxy statement/prospectus relating to the proposed merger involving TPB, Standard Diversified Inc. and Standard Merger Sub, LLC, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of TPB (the “Registration Statement”).  Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Duff & Phelps, LLC

DUFF & PHELPS, LLC